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PROSPECTUS DATED DECEMBER 17, 1998                       PRICING SUPPLEMENT NO.9
PROSPECTUS SUPPLEMENT                                  DATED JANUARY 14, 2002
                                                                              TO
DATED AUGUST 15, 2000                   REGISTRATION STATEMENT NO. 333-68283 AND
                                         REGISTRATION STATEMENT NO. 333-68283-01
                                                                  RULE 424(b)(3)


                               AMB PROPERTY, L.P.

                                MEDIUM-TERM NOTE
                                  (FIXED RATE)

PRINCIPAL AMOUNT:  $20,000,000

PRICE TO PUBLIC:  99.915%

AGENT'S DISCOUNT OR COMMISSION:  0.50% ($100,000)

NET PROCEEDS TO US:  99.415% ($19,883,000)

INTEREST RATE:  5.90%

MATURITY DATE:  January 17, 2007

ORIGINAL ISSUE DATE:  January 17, 2002

TRADE DATE:  January 14, 2002

EXCHANGE RATE AGENT:

       [X]   State Street Bank and Trust Company of California, N.A.
       [ ]   Other

INTEREST PAYMENT DATES:  January 17 and July 17, commencing July 17, 2002

REGULAR RECORD DATES:  January 2 and July 2, commencing July 2, 2002

SPECIFIED CURRENCY:

       [X]   United States Dollars
       [ ]   EURO
       [ ]   Composite Currency:
       [ ]   Other:                  Principal Financial Center:

AUTHORIZED DENOMINATION:

       [X]   $1,000 or integral multiples thereof
       [ ]   Other

REDEMPTION:

       [X]   The Note cannot be redeemed prior to maturity
       [ ]   The Note may be redeemed at the option of the Operating Partnership prior to maturity
                 Redemption Commencement Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction:

REPAYMENT:

       [X]   The Note cannot be repaid prior to maturity
       [ ]   The Note may be repaid prior to maturity at the option of the
             Holder of the Note


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                 Optional Repayment Date(s):
                 Repayment Price:

DISCOUNT NOTES:     [ ]   Yes      [X]   No*
     Issue Price:
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

* Discount is less than de minimus under OID rules and therefore is treated as equal to zero.

FORM:     [X]  Book-Entry     [ ]  Certificated

AGENT:

     [ ]  Morgan Stanley Dean Witter
     [ ]  Banc of America Securities LLC
     [ ]  Banc One Capital Markets, Inc.
     [ ]  Chase Securities Inc.
     [ ]  Merrill Lynch & Co.
     [ ]  J.P. Morgan Securities Inc.
     [ ]  Salomon Smith Barney
     [X]  Lehman Brothers Inc.

AGENT'S CAPACITY:     [ ]  Agent     [X]  Principal

ADDENDUM ATTACHED:     [ ]  Yes      [X]  No

OTHER/ADDITIONAL PROVISIONS: The notes will initially be limited to $20,000,000 in aggregate principal amount. We may, without the consent of existing noteholders, create and issue additional notes with the same terms as the notes issued hereunder so that the additional notes will be consolidated and form a single series with this initial issuance.



         Under recently enacted legislation, certain tax rates discussed under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement have been or will be reduced, including the maximum federal income tax rate applicable to individual United States holders, as well as the applicable backup withholding tax rate.


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